Exhibit (c)(15)

Project Copal: Discussion of Selected Alternative Sources of Balance Sheet Capital Goldman, Sachs & Co. November 6, 2013

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Goldman Sachs
Confidential Draft
INVESTMENT BANKING DIVISION

Selected Alternative Sources of Balance Sheet Capital

- As an alternative to acquiring Kevin, Roger could raise capital in public equity and/or debt markets and seek to acquire a portfolio with assets/characteristics similar to those held within Kevin.
  - Notwithstanding the potential practical challenges such a strategy may face (e.g., complexity associated with Roger and Kevin existing alongside each other) this document highlights the Capital Markets-related considerations related to the execution of a potential ~$2bn fund raise

1. Issue ~$2bn Primary Equity in Tranches Over Time
   - ***Advantages***: Short-term certainty of execution for initial raise
   - ***Considerations***: Issue discount, long-term exposure to market uncertainty, cash drag (greater significance for larger issuance size), shareholder dilution, consistency of investor messaging

2. Issue ~$2bn Debt
   - ***Advantages***: No share count dilution (although tradeoff is increased debt burden/coupon payments), capitalize on attractive debt financing market
   - ***Considerations***: Size likely challenging to execute (even in stages), cash drag, ratings pressure and impact on view of brand, reduces financial flexibility

3. Hybrid Approach (Line of Credit + Equity Issue)
   - ***Advantages***: Imposes alignment of funding and investment purchase (limits cash drag)
   - ***Considerations***: Similar challenges associated with large-scale equity issuance as highlighted above

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Confidential Draft
INVESTMENT BANKING DIVISION

1 Selected Alternative Sources of Balance Sheet Capital

Issuance of Primary Equity

- Roger could seek to raise ~$2bn in primary equity to acquire additional investment assets, consistent with assets held by Kevin, through a programmatic issuance strategy over ~2-3 years, investing the proceeds of equity issuance over subsequent quarters
  - — Size of issuance limited by investor appetite (likely maximum size ~$700-$750mm) and pace of ability to invest proceeds; likely able to invest ~$200-$250mm per quarter on a levered basis
  - — Introduces market risk given multiple / periodic capital raises and length of time of deployment
  - — Roger shareholders would likely suffer dividend dilution during this period
- Represents a departure from the fundamental strategy that institutional investors expect from an alternative asset manager; i.e., to provide exposure to a beta play on the long-term growth of alternative asset classes
  - — Pursuing a strategy where equity is raised to invest in credit assets represents a migration to a strategy more akin to that sought by retail investors (i.e., mortgage REITs, BDCs and other listed permanent-capital vehicles)
- Acquiring Kevin offers efficiency advantages:
  - — Fully-deployed and cash flowing investment portfolio
  - — Contemplated range of premiums required to acquire Kevin is likely to be lower than the all-in cost of raising equity through primary offerings once both the required issue discount and related fees are considered

Balance Sheet Growth Alternatives
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Goldman Sachs

Confidential Draft

INVESTMENT BANKING DIVISION

2 Selected Alternative Sources of Balance Sheet Capital

Issuance of Primary Equity

- Roger could likely issue between $1bn and $1.25bn while maintaining an investment grade (BBB-) rating
  - — Assuming a $1bn issuance at a BBB- rating, illustrative pricing could be ~150bps above existing 5 year indicative pricing
  - — At these assumed (BBB-) rating levels, execution in the investment grade market is likely to become more difficult, requiring a combination of significant de-risking exercises and clear communication with investors and/or a multiple tranche offering
- A $2bn incremental unsecured debt issuance would put pressure on S&P and Fitch ratings, likely downgrading Roger to "single B" at each agency
  - — High yield appetite for financial "single B" credits, even in today's relatively robust financing environment, is likely to be limited
    - – Market capacity for Roger's debt at a "single B" rating estimated to be in the $500mm to $750mm range
    - – Cost of "single B" issuance likely to be 6+%, assuming a 5 year tenor
- Raising debt in sequential issuances is likely to create challenges around:
  - — Initial and ongoing messaging to the market
  - — Ratings pressure and covenant compliance as incremental debt is issued
  - — Additional market exposure at issuance

Roger Current Debt Trading Levels[1]

6.375% Senior Note due 2020	T+145 / G+206
5.500% Senior Note due 2043	T+235 / G+241

[1] As of 05-Nov-2013.

Balance Sheet Growth Alternatives

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To mitigate the cash drag and other inefficiencies / risks associated with an equity issuance strategy, Roger could pursue the execution strategy more commonly practiced by other retail-focused vehicles such as BDCs Investors finance investment purchases with a line of credit (or other form of short term debt) and subsequently pay down with equity raises Would ideally pre-fund one quarter in advance in connection with a debt pay down Important to demonstrate ability to execute without diluting dividend capacity Although a departure from a pure equity raise, certain downsides and risks remain Exposed to market volatility; strategy could become pressured if equity markets deteriorate Continues to signal departure from long-term value investing in alternative asset classes Selected Alternative Sources of Balance Sheet Capital Finance Investment Purchases with Line of Credit; Issue Equity to Pay Down Balance Sheet Growth Alternatives 3